Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 637 4108, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

•	Orders of $5.8 billion for the quarter, up 1% sequentially and down 2% year-over-year on a combined business basis*

•	Revenue of $5.8 billion for the quarter, up 7% sequentially and down 3% year-over-year on a combined business basis

•	GAAP operating loss of $92 million for the quarter, decreased 25% sequentially and increased unfavorably year-over-year on a combined business basis

•	Adjusted operating income (a non-GAAP measure) of $303 million for the quarter, up 26% sequentially and down 16% year-over-year on a combined business basis

•	GAAP net loss per share of $(0.07) for the quarter, which included $0.22 per share of adjusting items. Adjusted earnings per share (a non-GAAP measure) were $0.15

•
Cash flows used in operating activities were $(215) million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $(367) million. Included in free cash flow is a $(1.2) billion cash usage relating to ending the receivables monetization program

*On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). The Company presents its financial results in accordance with GAAP which includes the results of Baker Hughes and GE Oil & Gas from the transaction closing date of July 3, 2017. However, management believes that using additional non-GAAP measures on a "Combined Business Basis" will enhance the evaluation of the profitability of the Company and its ongoing operations. Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the closing date had occurred on the first day of all periods presented. The business combination impacts only the Oilfield Services and Digital Solutions segments. Accordingly, no reconciliation is presented for our other segments, Oilfield Equipment and Turbomachinery & Process Solutions. All combined business results presented in this News Release are unaudited. Such combined business results are not prepared in accordance with Article 11 of Regulation S-X. See Exhibit 99.2 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2018, which includes a reconciliation of the combined business information contained herein from financial results prepared in accordance with GAAP.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

LONDON & HOUSTON (January 24, 2018) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the fourth quarter of 2017 and the total year ended December 31, 2017.

	Three Months Ended
			Combined Business Basis	Variance
(in millions except per share amounts)	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Orders	$5,757	$5,722	$5,869	1%	(2)%
Revenue	5,763	5,375	5,924	7%	(3)%
Operating loss	(92)	(122)	(22)	25%	U
Adjusted operating income (non-GAAP)*	303	240	361	26%	(16)%
Net loss attributable to BHGE	(29)	(104)	N/A	72%	N/A
Adjusted net earnings (non-GAAP) attributable to BHGE*	65	23	N/A	F	N/A
EPS attributable to Class A shareholders	(0.07)	(0.24)	N/A	71%	N/A
Adjusted EPS (non-GAAP)* attributable to Class A shareholders	0.15	0.05	N/A	F	N/A
Cash flow used in operations	(215)	(195)	N/A	(10)%	N/A
Free cash flow (non-GAAP)*	(367)	(405)	N/A	9%	N/A
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
“In the first 180 days as BHGE, we have made strong progress on our integration efforts and aligning our team to the priorities of growing market share, improving margins and generating more cash. We secured important customer wins in a market environment that continues to be uncertain. Our team continues to execute on critical integration steps as planned, delivering approximately $80 million of synergies in the quarter,” said Lorenzo Simonelli, BHGE chairman and chief executive officer.

“For the fourth quarter, we delivered $5.8 billion in orders and $5.8 billion in revenues. We saw growth in our shorter-cycle businesses and declines in our longer-cycle businesses. Total year 2017 orders were $22 billion on a combined business basis. Orders in Turbomachinery & Process Solutions were up slightly versus 2016 despite the continued low demand for new LNG projects, while the Digital Solutions and Oilfield Equipment businesses grew orders substantially. For the total year 2017, we delivered revenues of $21.9 billion on a combined business basis.

“In our Oilfield Services segment, we achieved solid growth driven by our well construction product lines in North America, the Middle East and Latin America. All product lines grew in North America, despite the rig count being down versus the third quarter. International activity remains muted with some pockets of healthy activity. Asia Pacific rig count saw an increase in the fourth quarter after having been flat much of the year, while Latin America increased steadily through the quarter. The Middle East held stable for the year as rig count growth in Iraq and the UAE offset declines in other markets.

"In our Oilfield Equipment segment, the subsea market remains challenging with low activity levels and pricing challenges. We expect tree awards to continue to grow in 2018, though at a slower rate than in 2017 and with totals still more than 50% below prior cycle peaks. We continue to expect offshore activity to be muted in the short term.

"In our Turbomachinery & Process Solutions segment, on- and offshore production driven demand is improving, however new LNG activity is muted as the market remains oversupplied. Downstream

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results application driven demand continues to grow as refinery utilization increases and petrochemical demand rises.

"In our Digital Solutions segment, we see continued growth both for our measurement and controls business lines as well as our Digital offerings. Customers are eager to explore the opportunity to unlock value through better connectivity and we’re making great progress in using existing active projects to showcase our value proposition.

“Overall, we continue to see improvement in activity as early indications of customer capital spending in 2018 are encouraging, particularly for our shorter cycle businesses. International activity is stabilizing, and we are seeing signs of activity increase both in the volume and size of tenders for new work as customers feel more confident about their operating costs and commodity price stability. The subsea market continues to be challenging and activity remains low, with prices continuing to be pressured. We expect activity in the LNG space to increase as customers position to make new capacity available in 2022 and beyond.

“Our strategy is well suited to market conditions and customer needs. Reducing product and service cost, integrating equipment and service modules, and a focus on outcomes are all aligned with the goal of creating value for customers and for BHGE.”

Quarter Highlights

Customer Contract Wins Across BHGE

BHGE was named as the exclusive supplier to support the appraisal and early production phases of the development of the Cambo field, northwest of the Shetland Islands in the UK. The agreement leverages BHGE’s integrated portfolio of solutions for the oilfield services segment, including a full suite of well services solutions. The Company’s integrated scope of fullstream offshore oil and gas capabilities played a major role in the award.

BHGE’s Oilfield Services segment secured a three-year, multimillion dollar well construction contract in the Middle East. BHGE will provide underbalanced and coiled tubing drilling bottom hole assemblies, drilling fluids, pumping equipment, intervention services, and heavy equipment support for operations and moving requirements - for workover gas wells in the region. This award underpins BHGE’s leadership position in the market.

BHGE’s Turbomachinery & Process Solutions segment continued its success in the Middle East. BHGE secured the largest-ever turbomachinery and process solutions agreement with PetroChina for the provision of its proven turbine generators for the Halfaya oilfield in Iraq. The agreement strengthens BHGE’s presence in Iraq and demonstrates the Company’s dedication to the region. Saudi Aramco also awarded a multimillion dollar contract to BHGE to drive enhanced production at the Haradh and Hawiyah gas fields.

BHGE also secured a contract with Maersk Oil to provide an integrated scope of turbomachinery equipment for the Tyra field redevelopment project in the Danish sector of the North Sea. BHGE was selected for the project based on its ability to provide advanced, oil-free turbomachinery technology which will help the sustainable redevelopment of the field.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

In the Oilfield Equipment segment, BHGE and SONATRACH formed a new company to satisfy the demand for manufacturing capabilities that meet the highest international standards. The project draws on the extensive experience of BHGE in oilfield equipment manufacturing and leverages the Company’s global and local scale to provide production solutions.

In BHGE’s Digital Solutions segment, the measurement and sensing business secured multiple long-term contracts including a critical deal in the Middle East for ultrasonic flow meters. With close customer collaboration, this deal ensures highest levels of availability for BHGE ultrasonic flow meters across a significant installed base to improve operators’ upstream production.

In addition, BHGE secured a significant condition monitoring and software contract, including System 1, the Bently Nevada 3500 system and Enterprise Impact, for the largest gas gathering center for an NOC in the Middle East. This contract connects, monitors and analyzes more than 120 non-BHGE rotating equipment assets, including pumps, compressors and steam turbines.

Technology and Innovation

BHGE’s completions business is focused on rolling out technologies that will help customers achieve longer laterals, frac more stages at once, and produce larger fractures without compromising the well’s integrity. The new BLITZ™ Coiled Tubing Frac Sleeve System performs fast, effective fractures with unmatched precision and speed in multistage fracturing operations, with more than 1,000 runs to date.

BHGE’s new Stim-HOOK™ multilateral multistage fracturing system was developed to enhance production in unconventional plays while lowering breakeven costs. As part of a multimillion dollar, multiyear exclusive collaboration agreement for a field development program with one of the largest operators in the Permian Basin, BHGE constructed six wells for future installations. BHGE believes this approach will serve as a platform for accelerating implementation of multilateral technology for unconventional resource development on a global scale.

BHGE continues to focus on the development of its NovaLT family of equipment. In the fourth quarter, the Company achieved another milestone and sold the first-ever offshore NovaLT16 gas turbine driven compressor solution for a project in Vietnam. BHGE’s NovaLT16 gas turbine driven centrifugal compressor train provides a highly efficient solution with a strong emphasis on high availability and reliability, while reducing operating costs. The NovaLT16 package will be combined with the offshore platform’s existing gas engine driven reciprocating compressors to expand gas compression capacity at Block 09-1.

Executing for Customers

BHGE’s AutoTrak™ Curve rotary steerable system achieved record drilling performance for major customers across the Permian Basin, including drilling a curve and lateral in only four days - half the time as a standard system - and setting numerous 24-hour footage records. The drill bits product line increased activity significantly in the basin, fueled by its new Dynamus™ extended-life drill bit, which enables longer drilling life in harsh formations, resulting in extended run times, higher rates of penetration and increased drilling efficiency.

BHGE’s TransCoil™ rigless-deployed electrical submersible pump (ESP) system extended the economic life of a mature deepwater field in Malaysia. BHGE installed a TransCoil system in a mature well offshore Malaysia, leading to stabilized production at 2,300 barrels of fluid per day (BFPD) vs. 1,663 BFPD previously. The installation was less than half the cost of the quote for a traditional rig deployment in the

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results field. A second system also was installed in one of the most challenging formations in the Middle East, bringing 6,000 BFPD back online in a well that had been shut in since August.

BHGE successfully completed the first field installation of IntelliStream™ with a North-America based customer. Deployment for an additional three IntelliStream™ contracts is currently under way. IntelliStream, BHGE’s upstream Production Optimization enterprise software solution, provides analytic-driven insights and continuous learning to optimize production and reduce non-productive time in a single system.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment orders	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Oilfield Services	$2,774	$2,635	$2,535	5%	9%
Oilfield Equipment	561	760	766	(26)%	(27)%
Turbomachinery & Process Solutions	1,729	1,410	1,884	23%	(8)%
Digital Solutions	694	917	685	(24)%	1%
Total	$5,757	$5,722	$5,869	1%	(2)%
Orders for the quarter were $5,757 million, up 1% sequentially and down 2% year-over-year. This sequential increase was driven by service orders, which were up 2%, and partially offset by equipment orders, which were down 1%. The 2% year-over-year decline was mainly driven by a 5% decrease in service orders partially offset by a 3% increase in equipment orders.
The Company's total book-to-bill ratio in the fourth quarter was 1.0; equipment book-to-bill ratio in the fourth quarter was 0.9.
Backlog grew in the fourth quarter, which ended at $21.0 billion, an increase of $0.1 billion or 1% from the third quarter of 2017. Equipment backlog was $5.4 billion, down $0.3 billion, or 6%, sequentially. Services backlog was $15.7 billion, up $0.5 billion, or 3%, sequentially.
Consolidated Revenues by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Consolidated segment revenue	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Oilfield Services	$2,774	$2,635	$2,517	5%	10%
Oilfield Equipment	672	600	854	12%	(21)%
Turbomachinery & Process Solutions	1,622	1,511	1,887	7%	(14)%
Digital Solutions	695	629	666	10%	4%
Total	$5,763	$5,375	$5,924	7%	(3)%
Revenue for the quarter was $5,763 million, an increase of $388 million, or 7%, sequentially. Compared to the same quarter last year, revenue was down 3%. All segments grew revenue sequentially despite a declining rig count within the quarter. Year-over-year, the shorter cycle businesses grew, as Oilfield Services was up 10% and Digital Solutions was up 4%. The growth in the shorter cycle businesses was offset by a decrease in the longer cycle businesses as Oilfield Equipment declined 21% and Turbomachinery & Process Solutions declined 14% year-over-year.

*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Consolidated Operating Income (Loss) by Reporting Segment

	Three Months Ended
(in millions)			Combined Business Basis	Variance
Segment operating income (loss)	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Oilfield Services	$113	$75	$(7)	49%	F
Oilfield Equipment	29	(43)	129	F	(78)%
Turbomachinery & Process Solutions	146	210	313	(30)%	(53)%
Digital Solutions	107	87	107	24%	1%
Total segment operating income	395	329	542	20%	(27)%
Corporate	(92)	(89)	(181)	3%	(49)%
Inventory impairment	(126)	(12)	(36)	U	U
Amortization of inventory fair value adjustment	(87)	—	—	U	U
Restructuring, impairment & other charges	(119)	(191)	(305)	38%	61%
Merger and related costs	(63)	(159)	(42)	(60)%	50%
Operating loss	(92)	(122)	(22)	25%	U
Adjusted operating income*	$303	$240	$361	26%	(16)%
*Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP)
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating loss for the fourth quarter of 2017 was $92 million, which includes additional property, plant and equipment depreciation as a result of purchase accounting for pre-merger Baker Hughes. Operating loss decreased 25% sequentially and increased unfavorably year-over-year. Total segment operating income was $395 million for the fourth quarter of 2017, up $66 million, or 20%, sequentially, and down $147 million, or 27%, year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2017 was $303 million and excludes adjustments totaling $395 million before tax, mainly related to restructuring charges, merger and related costs, as well as inventory write downs due to product and supply chain rationalization. A complete list of the adjusting items and associated reconciliation has been provided in Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP. Adjusted operating income for the fourth quarter was up $63 million, or 26%, sequentially mainly driven by growth in Oilfield Services and improvement within Oilfield Equipment. Adjusted operating income was down $58 million, or 16%, year-over-year driven by Oilfield Equipment and Turbomachinery & Process Solutions, partially offset by growth in Oilfield Services.
Depreciation and amortization for the fourth quarter of 2017 was $425 million. The sequential increase of $45 million was primarily driven by increased depreciation from purchase accounting.
Corporate costs were $92 million in the fourth quarter of 2017, compared to $89 million in the prior quarter and $181 million in the fourth quarter of 2016.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Other Financial Items

Income tax was a $51 million credit for the fourth quarter. Included in tax expense is a $132 million benefit related to recent United States tax reform. The tax expense excluding the impact from US tax reform was due primarily to the geographical mix of earnings and losses, which resulted in taxes in certain jurisdictions that exceeded the tax benefit from the losses in other jurisdictions, that could not be realized within the quarter due to valuation allowances provided. Over time, the Company expects the tax rate to normalize as its earnings and losses profile shifts amongst the US and international jurisdictions.

GAAP loss per share was $(0.07). Adjusted earnings per share were $0.15. Excluded from adjusted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits", as well as the "other adjustments (non-operating)" found in Table 1b. The other adjustments (non-operating) were primarily driven by the $132 million benefit from US tax reform.
Cash flows used by operating activities were $(215) million for the fourth quarter of 2017. Free cash flow (a non-GAAP measure) for the quarter was $(367) million. Free cash flow included a $(1.2) billion impact from the decision to end the receivables monetization program. In addition, free cash flow included approximately $100 million of merger and restructuring related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $152 million for the fourth quarter of 2017.
During the three months ended December 31, 2017, we repurchased $501 million of the Company’s common stock, consisting of approximately $187 million of Class A common stock and approximately $314 million of Class B common stock including the paired units in BHGE LLC from GE. The buyback was completed on a pro rata basis and did not result in a change of GE’s approximately 62.5% interest in BHGE LLC.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

	Three Months Ended
			Combined Business Basis	Variance
Oilfield Services	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Revenue	$2,774	$2,635	$2,517	5%	10%
Operating income/(loss)	$113	$75	$(7)	49%	F
Operating income/(loss) Margin	4.1%	2.8%	(0.3)%	1.3pts	4.4pts
Oilfield Services (OFS) revenue of $2,774 million for the quarter increased by $139 million, or 5%, sequentially. The sequential increase in revenue was driven by increased volume in North America, the Middle East and Latin America partially offset by decreased activity in Europe.
North America revenue was $1,090 million, an increase of 4% sequentially, as a result of increased volume across completions, artificial lift and drilling services. International revenue was $1,685 million, an increase of 6% sequentially, primarily driven by increased activity in the Middle East, Latin America and Asia and partially offset by weaker volume in Europe and Sub-Saharan Africa. From a product line perspective, the sequential growth of 5% in OFS was driven primarily by completions, artificial lift and drilling services. This growth was partially offset by lower volume in the wireline business.
Segment operating income before tax for the quarter was $113 million, which included increased property plant and equipment depreciation from the purchase accounting valuation. Operating income for the fourth quarter of 2017 was up $38 million, or 49%, sequentially, primarily driven by increased volume, synergy realization and cost productivity.
Oilfield Equipment

	Three Months Ended			Variance
Oilfield Equipment	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Orders	$561	$760	$766	(26)%	(27)%
Revenue	$672	$600	$854	12%	(21)%
Operating income/(loss)	$29	$(43)	$129	F	(78)%
Operating income/(loss) Margin	4.3%	(7.2)%	15.1%	11.5pts	(10.8)pts
Oilfield Equipment (OFE) orders were down 27% year-over-year, with equipment orders down 42%, mainly driven by timing of orders within the flexible production systems business, and lower rig drilling systems orders. Services orders increased by 21% year-over-year driven by the pressure control business and long term service agreements in the rig drilling systems business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

OFE revenues of $672 million for the quarter decreased $182 million, or 21%, year-over-year. The decrease was driven by lower opening backlog in the subsea production systems business, as well as lower transactional services activity mainly in the North Sea and Sub-Saharan Africa.
Segment operating income before tax for the quarter was $29 million, down 78% year-over-year. The decrease was primarily driven by lower volume and negative cost productivity.
Turbomachinery & Process Solutions

	Three Months Ended			Variance
Turbomachinery & Process Solutions	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Orders	$1,729	$1,410	$1,884	23%	(8)%
Revenue	$1,622	$1,511	$1,887	7%	(14)%
Operating income/(loss)	$146	$210	$313	(30)%	(53)%
Operating income/(loss) Margin	9.0%	13.9%	16.6%	(4.9)pts	(7.6)pts
Turbomachinery & Process Solutions (TPS) orders were down 8% year-over-year. Equipment orders were up 24% driven by the new units business and the downstream products business, partially offset by lower orders in the flow and process technologies business. Service orders were down 22% primarily driven by lower volume in the transactional services business and upgrades business, partially offset by increased service orders in flow and process technologies.
TPS revenues of $1,622 million for the quarter decreased $265 million, or 14%, year-over-year. The decline was driven by lower services revenue across installations and upgrades, as well as lower new units volume.
Segment operating income before tax for the quarter was $146 million, down $167 million, or 53%, year-over-year. The decline was driven primarily by decreased volume and reduced cost productivity.
Digital Solutions

	Three Months Ended
			Combined Business Basis	Variance
Digital Solutions	December 31, 2017	September 30, 2017	December 31, 2016	Sequential	Year-over-year
Orders	$694	$917	$685	(24)%	1%
Revenue	$695	$629	$666	10%	4%
Operating income/(loss)	$107	$87	$107	24%	1%
Operating income/(loss) Margin	15.4%	13.8%	16.1%	1.6pts	(0.7)pts
Digital Solutions (DS) orders were up 1% year-over-year, primarily driven by higher order intake across the pipeline and process solutions business and the measurement and sensing business, partially offset by lower project orders within the Bently and controls business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

DS revenues of $695 million for the quarter were up 4% year-over-year, mainly driven by increased volume from backlog in the Bently and controls business, and growth in the Inspection technologies and pipeline and process solutions businesses.
Segment operating income before tax for the quarter was $107 million, up 24% sequentially and up 1% year-over-year. The sequential increase was driven primarily by volume growth, as well as strong cost productivity. Year-over-year, the increase in volume and cost productivity was offset by mix and pricing pressure.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

2017 Total Year Combined Business Basis Results*

	Twelve Months Ended
	Combined business basis		Variance
Orders	December 31, 2017	December 31, 2016	Year-over-year
Oilfield Services	$10,336	$10,250	1%
Oilfield Equipment	2,619	2,218	18%
Turbomachinery and Process Solutions	6,167	6,050	2%
Digital Solutions	2,916	2,588	13%
Total Orders	$22,038	$21,106	4%

Revenue
Oilfield Services	$10,330	$10,192	1%
Oilfield Equipment	2,637	3,547	(26)%
Turbomachinery and Process Solutions	6,463	6,837	(5)%
Digital Solutions	2,491	2,526	(1)%
Total Revenue	$21,921	$23,102	(5)%

Segment operating income (loss)
Oilfield Services	$295	$(763)	F
Oilfield Equipment	38	320	(88)%
Turbomachinery and Process Solutions	853	1,255	(32)%
Digital Solutions	295	318	(7)%
Total segment operating income	1,481	1,130	31%
Corporate	(449)	(520)	14%
Inventory impairment and related charges	(244)	(755)	68%
Restructuring, impairment & other charges	(569)	(2,531)	78%
Goodwill impairment	—	(1,858)	F
Merger and related costs	(453)	3,267	U
Operating loss	(233)	(1,266)	82%
Adjusted operating income(a)	$1,033	$611	69%
(a) Adjusted operating income, a non-GAAP measure, excludes inventory impairment, restructuring, impairment & other charges, goodwill impairment and merger and related costs from GAAP operating income (loss).
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
			Combined Business Basis
(in millions)	December 31, 2017	September 30, 2017	December 31, 2016
Operating loss (GAAP)	$(92)	$(122)	$(22)
Change in control charges	—	82	—
Merger-related costs	30	39	42
Integration costs	33	38	—
Restructuring	119	191	208
Loss on sale of business interest	—	—	97
Amortization of inventory fair value adjustment	87	—	—
Inventory impairment	126	12	36
Total operating income adjustments	395	362	383
Adjusted operating income (non-GAAP)	$303	$240	$361
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017
Net loss attributable to BHGE (GAAP)	$(29)	$(104)
Total identified items	395	362
Other adjustments (non-operating) (a)	(120)	—
Tax on total adjustments	(25)	(23)
Total adjustments, net of income tax	250	339
Less: adjustments attributable to noncontrolling interests	157	212
Adjustments attributable to BHGE	93	127
Adjusted net income attributable to BHGE (non-GAAP)	$65	$23

Denominator:
Weighted-average shares of Class A common stock outstanding (millions)	427	428
Adjusted earnings per Class A share (non-GAAP)—basic and diluted	$0.15	$0.05
(a)Primarily driven by the exclusion of the $132 million tax impact of US tax reform.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Table 1c. Reconciliation of Cash Flows Used In Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	December 31, 2017	September 30, 2017
Cash flows used in operating activities (GAAP)	$(215)	$(195)
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(152)	(210)
Free cash flow (non-GAAP)*	$(367)	$(405)
*Free cash flow is defined as net cash flows provided by (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2017	September 31, 2017	December 31, 2016
Revenue	$5,763	$5,375	$3,516
Costs and expenses:
Cost of revenue	4,887	4,355	2,683
Selling, general and administrative expenses	786	792	462
Restructuring, impairment and other	119	191	64
Merger and related costs	63	159	23
Total costs and expenses	5,855	5,497	3,232
Operating income (loss)	(92)	(122)	284
Other non operating income (loss), net	13	(3)	9
Interest expense, net	(56)	(42)	(28)
Income (loss) before income taxes and equity in loss of affiliate	(135)	(167)	265
Equity in income (loss) of affiliate	2	(13)	—
Benefit (provision) for income taxes	51	(93)	(118)
Net income (loss)	(82)	(273)	147
Less: Net income attributable to GE Oil & Gas pre-merger	—	—	148
Less: Net loss attributable to noncontrolling interests	(53)	(169)	(1)
Net loss attributable to BHGE	$(29)	$(104)	$—

Per share amounts:
Basic and diluted loss per Class A common share	$(0.07)	$(0.24)	$—

Cash dividend per Class A common share	$0.18	$0.17	$—
Special dividend per Class A common share	$—	$17.50	$—

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2017	2016
Revenue:	$17,259	$13,269
Costs and expenses:
Cost of revenue	14,046	10,123
Selling, general and administrative expenses	2,535	1,938
Restructuring, impairment and other	412	516
Merger and related costs	373	33
Total costs and expenses	17,366	12,610
Operating income (loss)	(107)	659
Other non operating income, net	78	27
Interest expense, net	(131)	(102)
Income (loss) before income taxes and equity in loss of affiliate	(160)	584
Equity in loss of affiliate	(11)	—
Provision for income taxes	(71)	(250)
Net income (loss)	(242)	334
Less: Net income attributable to GE O&G pre-merger	109	403
Less: Net loss attributable to noncontrolling interests	(219)	(69)
Net loss attributable to Baker Hughes, a GE company	$(132)	$—

Per share amounts:
Basic and diluted loss per Class A common share	$(0.31)	$—

Cash dividend per Class A common share	$0.35	$—
Special dividend per Class A common share	$17.50	$—

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2017	2016
ASSETS
Current Assets:
Cash and equivalents (a)	$7,023	$981
Current receivables, net	6,014	2,563
Inventories, net	4,590	3,224
All other current assets	872	633
Total current assets	18,499	7,401
Property, plant and equipment, less accumulated depreciation	6,959	2,325
Goodwill	19,927	6,680
Other intangible assets, net	6,358	2,449
Contract assets	2,745	1,967
All other assets	2,562	899
Total assets	$57,050	$21,721
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,377	$1,898
Short-term debt and current portion of long-term debt (a)	2,037	239
Progress collections	1,381	1,596
All other current liabilities	2,102	1,201
Total current liabilities	8,897	4,934
Long-term debt	6,312	38
Liabilities for pensions and other employee benefits	1,172	519
All other liabilities	1,496	1,375
Equity	39,173	14,855
Total liabilities and equity	$57,050	$21,721

(a) Cash and equivalents includes $1,124 million of cash at December 31, 2017 held on behalf of GE, and a corresponding liability is reported in short-term borrowings.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2017	2016
Cash flows from operating activities:
Net income (loss)	$(242)	$334
Less: Net loss attributable to noncontrolling interests	(219)	(69)
Net income (loss) after noncontrolling interests	(23)	403
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,103	550
Working capital and other operating items, net	(1,879)	(691)
Net cash flows from (used in) operating activities	(799)	262

Cash flows from investing activities:
Expenditures for capital assets	(665)	(424)
Proceeds from disposal of assets	172	20
Net cash paid for acquisitions	(3,365)	(1)
Other investing items, net	(272)	(67)
Net cash flows used in investing activities	(4,130)	(472)

Cash flows from financing activities:
Contribution received from GE	7,400	—
Other financing items, net	3,519	(102)
Net cash flows from (used in) financing activities	10,919	(102)
Effect of currency exchange rate changes on cash and equivalents	52	(139)
Increase (decrease) in cash and equivalents	6,042	(451)
Cash and equivalents, beginning of period	981	1,432
Cash and equivalents, end of period	$7,023	$981

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Wednesday, January 24, 2018, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Registration Statement on Form S-4 (File No. 333-216991), filed by the Company with the SEC and declared effective on May 30, 2017; the Company’s subsequent quarterly reports on Form 10-Q for the quarterly period ended June 30, 2017 and September 30, 2017; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business. Additionally, any transfer by GE of its interest

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2017 Results in BHGE that results in GE owning less than a 50% interest in BHGE could result in a termination and/or renegotiation of material contractual agreements between BHGE and GE.

Orders and Backlog - our ability to execute on orders and backlog and convert those orders and backlog to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
# # #
Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.